Exhibit 99.1

Lauren Friedman Stat Joins Palantir Board of Directors

01/21/2021

DENVER —(BUSINESS WIRE)— Palantir Technologies Inc. (NYSE:PLTR) announced today that Lauren Friedman Stat has been appointed to Palantir’s Board of Directors and Audit Committee of the Board, effective January 18, 2021.

Ms. Stat brings a wide range of business and leadership experience, including 15 years of experience at Accenture, where she served as a senior advisor to Fortune 100 companies, helping her clients develop new strategies, optimize operations, and manage large-scale change. During her tenure at Accenture, she developed deep healthcare expertise and held multiple roles, including leadership of sales pursuits, management of global operations, and responsibility for the growth and profitability of a segment of business. She holds a Bachelor of Science degree in Science, Technology and Society with a dual concentration in Math and Chemistry from Stanford University.

About Palantir Technologies Inc.

Palantir Technologies is a software company that builds enterprise data platforms for use by organizations with complex and sensitive data environments. From building safer cars and planes, to discovering new drugs and combating terrorism, Palantir helps customers across the public, private, and nonprofit sectors transform the way they use their data. Additional information is available at https://www.palantir.com.

Media

Lisa Gordon

media@palantir.com

Source: Palantir Technologies Inc.